JOHN WILEY & SONS, INC.
Amendment to the John Wiley & Sons, Inc. Employees’ Savings Plan

WHEREAS, John Wiley & Sons, Inc. (the “Company”) maintains the John Wiley & Sons, Inc. Employees’ Savings Plan (the “Plan”); and

WHEREAS, pursuant to Section 12.01 of the Plan, the Board of Directors of the Company (the “Board”) reserves the right to amend the Plan from time to time, subject to certain conditions not here relevant; and

WHEREAS, the Board wishes to change the default beneficiary provisions of the Plan; and

WHEREAS, the Board wishes to clarify that the disability eligibility provisions for Basic Retirement Contributions and Discretionary Profit-Sharing Contributions are the same; and

WHEREAS, the Board wishes to discontinue offering the Company Stock Fund as an Investment Fund under the Plan; and

WHEREAS, the Board wishes to utilize the safe harbor provisions of the Internal Revenue Code in determining eligibility for hardship withdrawals under the Plan; and

WHEREAS, the Board wishes to replace a member of the Benefits Administration Board; and

WHEREAS, the Board hereby affirms the current membership of the Benefits Administration Board and the Plan Asset Committee and wishes to designate all future members by the titles of their job titles with the Company.

NOW, THEREFORE be it,

RESOLVED, that, effective as of February 1, 2019, the definition of "Beneficiary” in Section
1.08	of the Plan is amended to read as follows:

“1.08 ‘Beneficiary’ means any person, persons or entity designated by a Participant to receive any benefits payable in the event of the Participant’s death. However, a married Participant’s spouse shall be the Participant’s Beneficiary unless or until he or she elects another Beneficiary with Spousal Consent. If no Beneficiary designation is in effect at the Participant’s death, or if no person, persons or entity so designated survives the Participant, the Participant’s surviving spouse, if any, shall be deemed to be the Beneficiary; otherwise the Beneficiary shall be the first of the following persons or classes then living: (a) his or her issue in equal shares (b) the Participant’s parents in equal shares, or (c) the estate of the

Participant. Notwithstanding the foregoing, in determining beneficiary status, the Benefits Administration Board shall take into the account the additional beneficiary rules in Section 13.03.

Effective with the death of a Participant occurring on and after February 1, 2019, the following shall apply in determining “Beneficiary”:

(a)
If no Beneficiary designation is in effect at the Participant’s death, or if no person, persons or entity so designated survives the Participant, the Participant’s surviving spouse, if any, shall be deemed to be the Beneficiary; otherwise the Beneficiary shall be the estate of the Participant.

(b)
Unless the Participant has indicated otherwise on the beneficiary designation, any designation of a beneficiary identified as Participant’s spouse shall be deemed revoked by the divorce of the Participant and such Beneficiary. Such revocation shall be effective upon receipt of acceptable documentary evidence of divorce, delivered after the Participant’s death to the Plan’s recordkeeper and/or the Company. The Plan’s Recordkeeper and/or the Company shall not be liable for any payment or transfer made to a Beneficiary in the absence of such documentation. Notwithstanding anything to the contrary in this section, any domestic relations order submitted to and qualified by either the Plan’s Recordkeeper and/or the Company at any time prior to the final transfer and/or payment of the Participant’s Accounts shall be deemed to constitute such acceptable documentary evidence of divorce.

(c)
To be entitled to receive any undistributed amounts credited to the Accounts at the Participant’s death, any person or persons designated as a Beneficiary must be alive and any entity designated as a Beneficiary must be in existence at the time of the Participant’s death. In the event that the order of the deaths of the Participant and any primary Beneficiary cannot be determined or have occurred within 120 hours of each other, the Participant shall be deemed to have survived.

(d)
In the event that the death of the Participant or any Beneficiary is the result of a criminal act involving any other Beneficiary, a person convicted of such criminal act shall not be entitled to receive any undistributed amounts credited to the Accounts.

(e)
As long as a Beneficiary remains a minor, any inherited Account opened for such Beneficiary shall be controlled by such person(s) demonstrated to the Company’s satisfaction to be authorized to act on behalf of the minor. The minor’s representative may be the court-appointed guardian or conservator or a person named to serve as the minor’s representative in the Participant’s last will and testament admitted to probate

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or other person deemed by the Company to be authorized to act for the minor. A minor is a person who has not yet reached the age of majority for the ownership of investments under the law of the state of the minor’s domicile. A former minor may request that the inherited Accounts be transferred to him or her at any time after attaining the age of majority.”

and be it further

RESOLVED, that, effective as of January 1, 2019, the first two paragraphs of Section 3.04(c) of the Plan are clarified to read as follows:

“(c) For purposes of this Section, the term “Disabled” shall mean the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as evidenced by the Participant’s eligibility for benefits under the Company’s long-term disability program.

A Participant is considered no longer Disabled for the purposes of this Section upon the earliest to occur of the Participant’s: (1) ineligibility for benefits under the Company’s long-term disability program; (2) attainment of age 65; (3) commencement of benefits under the Retirement Plan; or (4) death.”

and be it further

RESOLVED, that, effective as of July 31, 2019, the Company Stock Fund will be eliminated as an Investment Fund and Section 4.01(a) of the Plan is amended to read as follows:

“4.01 Investment Funds

(a)
Contributions to the Plan shall be invested by the Trustee as directed by the Participant in accordance with the provisions of this Article 4 (or beneficiary in the event of the death of a Participant) in one or more of the following Investment Funds:

(i)	the Company Stock Fund or

(ii)
one or more other Investment Funds, as authorized by the Plan Asset Committee (prior to March 11, 1999, the Benefits Administration Board) which from time to time may include such equity funds, international equity funds, fixed income funds, money market funds, life-cycle fund, target date fund and other funds as the Plan Asset Committee elects to offer.

(iii)
Effective February 1, 2019, Participants will no longer be permitted to contribute to or reallocate funds to the Company Stock Fund. Effective July 31, 2019, no Plan assets shall be invested in the Company Stock Fund.”

and be it further

RESOLVED, that, effective as of February 1, 2019, the hardship withdrawal provisions described in Section 7.05(b)(i) of the Plan are amended to read as follows:

“(i) The Benefits Administration Board shall presume the existence of such immediate and heavy financial need if the requested withdrawal is on account of any of the following:
(A)
expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5 percent of adjusted gross income);

(B)	costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments);
(C)
payment of tuition and related educational fees, and room and board expenses, for the next 12 months of post-secondary education of the Participant, his or her spouse, children or dependents (as defined in Section 152 of the Code and determined without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code);

(D)
effective as of January 1, 2006, payment of amounts necessary to prevent eviction of the Participant from his or her principal residence or to avoid foreclosure on the mortgage of his or her principal residence;

(E)
effective as of January 1, 2006, payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code and without regard to Section 152(d)(1)(B) of the Code); and

(F)	effective January 1, 2006, expenses for the repair of damages to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code determined without regard to whether the loss exceeds 10 percent of the Participant’s adjusted gross income and without regard to whether the damages to the Participant’s principal residence are attributable to a federally declared disaster, as such term is defined in Section 165(i)(5) of the Code.”

and be it further

RESOLVED, that, effective as of February 1, 2019, the hardship withdrawal provisions described in Section 7.05(b)(ii) of the Plan, subsections (A) through (G), are eliminated;

and be it further

RESOLVED, that effective immediately, Kevin Monaco is appointed as a member of the Benefits Administration Board pursuant to Section 10.01 of the Plan and as a member of the Plan Asset Committee pursuant to Section 10.02 of the Plan;

and be it further

RESOLVED, that effective January 1, 2019, members of the Benefits Administration Board shall be designated only by Company job title and all prior designations are void as of such date. Section
10.01	of the Plan is amended by inserting the following after the first paragraph:

“Effective January 1, 2019, the persons holding the following positions shall comprise the Benefits Administration Board:

EVP & Chief Human Resources Officer
Chief Financial Officer & EVP, Operations
SVP Treasurer and Tax
VP of Global Rewards
Director, Rewards
Sr. Litigation Counsel

Upon the resignation or removal of a member by the Board of Directors, the person holding or later assuming such member’s position title shall automatically replace such member on the Benefits Administration Board, without further action by the Board of Directors.”

and be it further

RESOLVED, that effective January 1, 2019, members of the Plan Asset Committee shall be designated only by Company job title and all prior designations are void as of such date. Section
10.02	of the Plan is amended by inserting the following after the first paragraph:

“Effective January 1, 2019, the persons holding the following positions shall comprise the Plan Asset Committee:

EVP & Chief Human Resources Officer
Chief Financial Officer & EVP, Operations
SVP Treasurer and Tax
VP of Global Rewards
Director, Rewards

Upon the resignation or removal of a member by the Board of Directors, the person holding or later assuming such member’s position title shall automatically replace such member on the Plan Asset Committee, without further action by the Board of Directors.”

and be it further

RESOLVED, that the Board hereby delegates to the Benefits Administration Board of the Plan all power and authority to take any and all actions, including further amendments to the Plan, as it deems necessary or appropriate to effectuate the intent of the foregoing resolutions;

and be it further

RESOLVED, that the foregoing resolutions are subject to and conditions upon said resolutions not adversely affecting the continued qualified status of the Plan under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”) or the tax-exempt status of the related trust under Section 501 of the Code.

Approved by the John Wiley & Sons Board of Directors on December 19, 2018.

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